EXHIBIT 12

PEPSICO, INC. AND SUBSIDIARIES

Computation of Ratio of Earnings to Fixed Charges (a)
(in millions except ratio amounts, unaudited)

                                                                           36 Weeks Ended
                                                                     -------------------------
                                                                       9/8/01         9/2/00
                                                                     ----------     ----------
Earnings:

Income before income taxes........................................     $3,036         $2,724

Unconsolidated affiliates interest, net...........................       (144)          (117)

Amortization of capitalized interest..............................          7              6

Interest expense..................................................        151            189

Interest portion of rent expense (b)..............................         43             35
                                                                     ----------     ----------

  Earnings available for fixed charges............................     $3,093         $2,837
                                                                     ==========     ==========

Fixed Charges:

Interest expense..................................................     $  151         $  189

Capitalized interest..............................................          2              6

Interest portion of rent expense (b)..............................         43             35
                                                                     ----------     ----------

  Total fixed charges.............................................     $  196         $  230
                                                                     ==========     ==========

Ratio of Earnings to Fixed Charges (c)............................      15.77          12.33
                                                                     ==========     ==========

(a) Includes  merger-related  costs of $235 million in 2001, other asset impairment and restructuring  costs of $21  million in 2001 and  $178  million in  2000 and Quaker one-time items of  $2 million of  income in  2001 and $3 million of expense in 2000.
    Excluding  these  items, the ratio of earnings to fixed charges for  the  36  weeks ended September 8, 2001 would have been 17.07 and September 2, 2000 would have been
    13.12.

(b) One-third of net rent expense is the portion deemed representative of the interest factor.

(c) Based on unrounded amounts.